CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Banknorth Group, Inc.:


We consent to incorporation by reference in Registration Statements No. 33-38040 on Form S-8 and No. 33-53292 on Form S-8, of our report dated January 24, 1997, relating to the consolidated balance sheets of Banknorth Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the annual report on Form 10-K/A of Banknorth Group, Inc. for the fiscal year ended December 31, 1996. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosures", and SFAS NO. 122, "Accounting for Mortgage Servicing Rights".


                                       /s/  KPMG PEAT WARWICK LLP


Albany, New York
March 31, 1997